UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC  20549

FORM 8-K/A

AMENDMENT NO. 1 TO

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  April 22, 2008

MAGNETEK, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	1-10233	95-3917584
(State or Other Jurisdiction	(Commission File	(IRS Employer
of Incorporation)	Number)	Identification No.)

N49 W13650 Campbell Drive
Menomonee Falls, WI		53051
(Address of Principal Executive Offices)		(Zip Code)

(262) 783-3500

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

EXPLANATORY NOTE

On April 23, 2008, Magnetek, Inc. (the “Company”) filed a Current Report on Form 8-K that reported the election of David A. Bloss, Sr. to the Company’s Board of Directors. In connection with such report, the Company mistakenly reported that Mr. Bloss did not receive any stock option grant in connection with his election to the Board. In fact, Mr. Bloss received stock option grants totaling 20,000 shares under the Company’s Amended and Restated 1997 Non-Employee Director Stock Option Plan. This Amendment No. 1 to Current Report on Form 8-K includes a revised paragraph reporting on such event pursuant to Item 502, which supersedes and replaces the disclosure included in the Current Report on Form 8-K filed on April 23, 2008 as to such disclosure only.

Item 5.02 - Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On April 22, 2008, the Board of Directors of Magnetek, Inc. increased the size of the Board to five members and elected David A. Bloss, Sr. to fill the new Board seat, effective immediately.

Mr. Bloss was appointed to serve on the Audit, Compensation, and Nominating and Corporate Governance Committees of the Board of Directors.

There have been no related party transactions between the Company and Mr. Bloss, and there were no arrangements or understandings between Mr. Bloss and any other person pursuant to which he was selected as a director.

Except for Mr. Bloss’ right to participate in the Company’s Amended and Restated Director and Officer Compensation and Deferral Investment Plan and the Amended and Restated 1997 Non-Employee Director Stock Option Plan, Mr. Bloss is not a party to and does not currently participate in any material Company plan, contract or arrangement. At the time of his election as a director on April 22, 2008, Mr. Bloss received automatic and discretionary stock option grants under the Amended and Restated 1997 Non-Employee Director Stock Option Plan. The stock option grants, in the total amount of 20,000 shares of common stock, have an exercise price of $3.13, with vesting of 50% one year from the date of grant and vesting of the remaining 50% two years from the date of grant.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 24, 2008

MAGNETEK, INC.

	/s/	David P. Reiland
	By:	David P. Reiland
President and Chief Executive Officer